Exhibit 99.1
FOR IMMEDIATE RELEASE
Idenix Pharmaceuticals’ Contact:
Amy Sullivan (617-995-9838)
Teri Dahlman (617-995-9905)
IDENIX PROVIDES UPDATE ON CLINICAL DEVELOPMENT OF
VALOPICITABINE (NM283) FOR THE TREATMENT OF HEPATITIS C
Cambridge, MA; March 23, 2006 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, announced today an update on its clinical development program for valopicitabine (NM283) for the treatment of hepatitis C. Idenix has modified its ongoing phase IIb clinical trials to reduce valopicitabine dosing levels from 800 mg/day to 200 mg/day or 400 mg/day as a result of dose-related gastrointestinal side effects observed in both treatment-naïve and treatment-refractory patients receiving 800 mg dose regimens of valopicitabine. The modifications to these ongoing trials have been discussed and agreed with the U.S. Food and Drug Administration (FDA).
“We, with Novartis, have worked with the FDA to address safety observations in the 800 mg dose arms in our phase IIb clinical trials,” said Jean-Pierre Sommadossi, Ph.D., Idenix’s chairman and chief executive officer. “We are encouraged by the evidence of antiviral activity and the safety profile demonstrated to date with the lower dose arms of valopicitabine combined with pegylated interferon.”
Sommadossi continued, “While these modifications will delay the valopicitabine development program, the primary purpose of phase II studies is to identify the optimal dosing regimen with respect to efficacy and safety. Meaningful data from these ongoing trials, along with data from the planned ribavirin interaction study and potential additional dose-ranging data, which is expected to be available over the next six months, will provide us with necessary safety and efficacy data to further define the phase III development plan for valopicitabine.”
Treatment-naïve Phase IIb Trial Update
The original protocol for the ongoing 48-week phase IIb clinical trial in treatment-naïve patients included five randomized treatment arms, all involving dosing regimens of valopicitabine, administered once-daily, in combination with pegylated interferon alfa-2a (Pegasys®) 180 µg per week:
(A)	pegylated interferon beginning on Day 8 plus valopicitabine ramping from 400 mg to 800 mg beginning at Day 29;

(B)	valopicitabine 200 mg beginning on Day 1 plus pegylated interferon beginning on Day 8;

(C)	valopicitabine ramping from 400 mg to 800 mg beginning on Day 1 plus pegylated interferon beginning on Day 8;

(D)	valopicitabine 800 mg beginning on Day 1 plus pegylated interferon beginning on Day 8; and

(E)	valopicitabine 800 mg plus pegylated interferon, both beginning on Day 1.
The protocol amendment requires patients in arms A, C, D and E who have current serum HCV RNA levels below 600 IU/mL and are tolerating treatment, to be randomized to continue study treatment with either valopicitabine 200 mg/day plus pegylated interferon or valopicitabine 400 mg/day plus pegylated interferon. All patients who do not meet the amended criteria are being discontinued from the clinical trial. All patients in group B will continue in the trial according to the original treatment regimen. In this ongoing clinical trial, the antiviral activity of valopicitabine combined with pegylated interferon through week eight indicates marked suppression of serum HCV RNA and a significant percentage of patients with viral clearance (PCR-negativity below 30 IU/ml as measured by the Roche TaqMan® PCR assay) in all study arms. At week eight of study treatment, mean HCV RNA reductions and percentage of patients with viral clearance were 3.9 log10 and 48 percent in arm B, the low dose arm, compared to 4.5 log10 and 56 percent in arm D, the best-performing high dose arm in the trial.
To date, a higher proportion of gastrointestinal-related adverse events have been observed in the 800 mg dose valopicitabine arms (arms A, C, D and E) as compared to the 200 mg dose valopicitabine arm (arm B). Based on current preliminary information from all arms, in this trial approximately 16 percent of patients have discontinued due to gastrointestinal side effects, and a total of three serious adverse events considered attributable to valopicitabine have been reported (two percent of valopicitabine-treated patients).
Treatment-refractory Phase IIb Trial Update
The original protocol for the ongoing phase IIb clinical trial in treatment-refractory patients was designed to evaluate three dosing regimens of valopicitabine, administered once-daily, in combination with pegylated interferon alfa-2a (Pegasys®) 180 µg with the initial dose of pegylated interferon administered on day 8, compared to retreatment with combination therapy of pegylated interferon plus ribavirin. The dosing regimens included:
(A)	valopicitabine 800 mg monotherapy;

(B)	valopicitabine 400 mg plus pegylated interferon;

(C)	valopicitabine ramping from 400 mg to 800 mg during Week 1 and continuing thereafter with 800 mg plus pegylated interferon;

(D)	valopicitabine 800 mg plus pegylated interferon; and

(E)	retreatment with combination therapy of pegylated interferon plus ribavirin.
The protocol amendment allows patients who have serum HCV RNA levels below 1,000 IU/mL and are tolerating treatment to continue on therapy. Patients who do not meet the amended criteria are being discontinued from the clinical trial. Patients in arm B will continue on the original treatment regimen. All patients in arms C and D, the higher dose regimens, meeting the revised criteria will be reduced to 400 mg/day of valopicitabine plus pegylated interferon. All patients in arm A have discontinued from the trial in accordance with pre-defined efficacy criteria set forth in the original study protocol.
As in the treatment-naïve study, moderate to severe gastrointestinal side effects have been more common in the higher-dose arms (i.e., arms with valopicitabine dosed at 800 mg/day). Based on current preliminary information from all arms, in this trial approximately five percent of patients have discontinued treatment due to gastrointestinal side effects, and a total of six serious adverse events considered attributable to valopicitabine have been reported (four percent of valopicitabine-treated patients).
Valopicitabine is an investigational compound for the treatment of hepatitis C that is currently being evaluated in ongoing clinical trials. The most commonly occurring adverse events are gastrointestinal side effects. For most of the patients experiencing gastrointestinal side effects, the side effects (nausea, vomiting, and occasionally diarrhea) are generally mild to moderate, transient, and resolve while remaining on treatment. However, the new data indicate that at the 800 mg/day dosing level, while most patients still report only mild side effects, a higher proportion report moderate or severe intensity to the gastrointestinal side effects compared to observations at the 200 to 400 mg/day dosing level, and may result in treatment discontinuation.
About Hepatitis C
Hepatitis C is an infectious liver disease caused by the hepatitis C virus (HCV). HCV infection becomes chronic in 75 to 85 percent of individuals after their initial infection. It is the most common chronic blood-borne infection in the United States. Chronic HCV infection inflames the liver, causing progressive liver damage that can lead to cirrhosis (liver scarring), hepatocellular carcinoma (liver cancer), liver failure, and death. Hepatitis C related liver failure is the most common indication for liver transplantation in the United States.
The Centers for Disease Control and Prevention estimates that 4 million Americans have been infected with HCV, and 2.7 million of these carry chronic HCV infections. Worldwide, the World Health Organization estimates that 170 million individuals carry chronic HCV infection, with 3 to 4 million new infections each year. As the prevalence of severe liver disease attributable to hepatitis C rises, deaths due to complications from hepatitis C infection, currently 8,000 to 10,000 per year in the United States, are increasing and are expected to triple by 2010.
Idenix/Novartis Collaboration
Idenix is developing its hepatitis B clinical product candidates, telbivudine and valtorcitabine, in collaboration with Novartis Pharma AG under a development and commercialization arrangement established in May 2003. The collaboration arrangement further provides that Novartis Pharma AG and Idenix will co-promote telbivudine and valtorcitabine and other product candidates that Novartis Pharma AG has licensed, if successfully developed and approved for marketing, in the United States, France, Germany, Italy, Spain and the UK. Novartis Pharma AG holds the exclusive license to commercialize telbivudine and valtorcitabine in the rest of the world. The collaboration also provides Novartis Pharma AG with an exclusive option to license and collaborate with Idenix in the development and commercialization of other product candidates in Idenix’s portfolio, including valopicitabine (NM283).
About Idenix
Idenix Pharmaceuticals, Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts and it has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy. For further information about Idenix, please refer to http://www.idenix.com.
Conference Call Information
Idenix will hold a conference call on Friday, March 24, 2006 at 8:30 a.m. Eastern Time (ET). To access the call please dial 1-800-774-5358 US/Canada or 706-643-0743 International and enter passcode 7031384 or to listen to a live webcast of the call, go to “Calendar of Events” in the Idenix Investor Center at www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection. An archived webcast will be available on the Idenix website for two weeks after the call. A replay of the call will also be available from 12:00 p.m. ET on March 24, 2006, until 12:00 p.m. ET on April 7, 2006. To access the replay, please dial 1-800-642-1687 or 1-706-645-9291 (international), and provide the passcode 7031384.
Forward-looking Statement
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believe”, “is expected”, or similar expressions or by express or implied discussions regarding the ongoing and planned clinical trial development of valopicitabine, regarding potential future marketing approvals for valopicitabine or potential future sales of valopicitabine. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. There can be no guarantees that valopicitabine will successfully complete phase IIb clinical evaluation in both or either patient population in which it is currently being evaluated or that valopicitabine will proceed to phase III clinical trials in any patient population, that Novartis will exercise its option to license valopicitabine, that all or any valopicitabine license fees will be paid or that development expenses will be reimbursed. Neither can there be any guarantees that valopicitabine will be approved by regulatory authorities in any markets, or that the company will earn any revenues from valopicitabine. In particular, management’s expectations may be affected by the results of clinical trials, including additional data relating to the and the ongoing phase IIb clinical trial evaluating valopicitabine; the decision by Novartis regarding the possible exercise of the option it holds to license valopicitabine; unexpected regulatory actions or delays or government regulation generally; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for valopicitabine. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the company’s annual report on Form 10-K for the year ended December 31, 2005 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
Pegasys® and TaqMan® are registered trademarks of Hoffmann-La Roche, Inc.
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